Exhibit 99.1

Envirokare Tech, Inc. Chairman's Letter to the Shareholders

New York, New York – April 10, 2007 - ENVIROKARE TECH, INC. (OTCBB: ENVK)

Dear Shareholders and Friends of Envirokare Tech, Inc.,

In my last letter to our shareholders, I reported the good news that production facilities were up and running at the LRM facility in Rockledge, Florida.  I also reported that we were continuing our marketing development efforts.  These efforts, though intense, were hampered by the lack of full-scale production facilities.

Since the new facilities have been installed and are in operation, several of the programs that were underway have progressed quickly toward commercialization.  I am delighted to report that we have now received our first commercial orders.  LRM is now a viable, operating entity, producing commercial parts and generating revenue.  The dream is over and the reality begins.

In the near future, I will update you on our continuing development efforts and our progress toward achieving the 2007 operating objectives.  For now, I want to offer my thanks and congratulations to the people of LRM who made this happen, and also express my appreciation to our shareholders, who continued to believe as we traveled the long road to commercialization.

Sincerely,

Louis F. Savelli
 Chairman/CEO
Envirokare Tech, Inc.

George E. Kazantzis
President/COO/Director
Envirokare Tech, Inc.

# # #

LRM Industries, LLC was formed to commercialize TPF ThermoPlastic Flowforming™ technology through development, manufacturing and licensing.  LRM is a joint venture of NOVA Chemicals Inc. and Envirokare Composite Corporation (a unit of Envirokare Tech, Inc.).

TPF ThermoPlastic Flowforming™ is an emerging process technology for the low pressure, fully automated molding of long-fiber-reinforced ("LFRT") and nonreinforced thermoplastic large structural parts providing enhanced mechanical properties through, with respect to LFRT parts, the randomization and preservation of fiber length in molded parts.  LFRT and nonreinforced molded products represent two of the fastest growing segments of the worldwide molded plastics market with applications replacing conventional materials such as steel, aluminum, wood, fiberglass and cement, in nearly all major industrial market segments.  The worldwide market for LFRT and nonreinforced products is estimated to be a multi-billion pound opportunity with double-digit growth rates currently and into the future.  The enhanced mechanical properties of TPF ThermoPlastic Flowforming™  molded products, coupled with low material costs (including the use of recycled polymers) and low conversion costs, make TPF ThermoPlastic Flowforming™  patented technology a strong contender for this multi-billion pound opportunity.

Envirokare welcomes inquiries regarding their products and programs.  Interested parties are also directed to the SEC's EDGAR informational system to obtain currently filed Envirokare corporate information.

# # #

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act").  In particular, when used in the preceding discussion, the words "plan," "confident that," "anticipate," "believe," "expect," "intend to," and similar conditional expressions are intended to indemnify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act.  Such statements are subject to certain risks and uncertainties, and actual results could differ materially from those expressed in any forward-looking statements.  Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings, and other risks.